UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 15, 2010

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

DELAWARE	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 15, 2010, OSI Systems, Inc. (the “Company”) entered into a credit agreement by and among the Company, certain of its subsidiaries, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent for several lending banks and other financial institutions (the “Credit Agreement”).  The Credit Agreement provides the Company with a $250 million revolving loan, including a letter of credit subfacility of up to $155 million. The term of the credit facility expires on October 15, 2015. Wells Fargo Securities LLC and Banc of America Securities LLC acted as joint lead arrangers and joint bookrunners for the credit facility.

Interest on borrowings under the Credit Agreement varies, depending on factors such as the Company’s consolidated leverage ratio and compliance with certain financial covenants, but will accrue at either (a) the London interbank offered rate plus between 2% and 2.5% or (b) the bank’s prime rate plus between 1% and 1.5%. Pursuant to the Credit Agreement, the Company pays certain customary fees to the administrative agent and the lenders.

Under the Credit Agreement, the Company may also have the ability to increase the size of the revolving loan by up to $100 million, including a proportional increase in the letter of credit subfacility. This increase assumes that the Company will find a willing lender for such incremental amounts.

The Company’s obligations under the Credit Agreement are secured by all of the Company’s U.S. assets, including all of the equity that the Company holds in its U.S.-based subsidiaries, plus 65% of the equity that the Company holds in certain of the Company’s significant foreign subsidiaries. In addition, the Company’s U.S.-based subsidiaries guaranty the Company’s obligations under the Credit Agreement.

Concurrently with the entry into of the Credit Agreement, the Company terminated its previous credit agreement dated July 27, 2007, as amended, by and among the Company, certain of its subsidiaries, the lenders parties thereto, and Wells Fargo Bank, N.A. (successor-by-merger to Wachovia Bank, N.A.), as administrative agent (the “Previous Credit Agreement”) as more specifically described in Item 1.02 below.

Under the Credit Agreement, the Company’s accessible borrowing availability is subject to the Company’s compliance with certain customary covenants, including financial covenants, among others, requiring that the Company maintain a maximum consolidated leverage ratio of 3.25 to 1.0 and a fixed charge coverage ratio of greater than or equal to 1.20 to 1.0, as well as certain other covenants.

The Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0% percent and could result in the acceleration of the Company’s obligations under the credit facility and an obligation of any or all of the Company’s U.S. subsidiaries that have guaranteed the credit facility to pay the full amount of the Company’s obligations under the credit facility.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Company’s entry into of the Credit Agreement, the Company simultaneously terminated its Previous Credit Agreement.  The Previous Credit Agreement had provided for initial borrowings of up to $124.5 million and had consisted of a $74.5 million revolving credit facility including a $64.5 million letters-of-credit subfacility and a five-year term loan with an original principal amount of $50 million.  Upon termination of the Previous Credit Agreement, there were no outstanding borrowings under the revolving loan and the Company paid off the outstanding balance on the term loan.  Additionally, upon termination of the Previous Credit Agreement, all letters of credit then outstanding under the Previous Credit Facility were deemed to have been issued as letters of credit under the Credit Agreement and subject to and governed by the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 15, 2010, the Company entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On October 18, 2010, the Company issued a press release announcing the entry into of the Credit Agreement described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Credit Agreement between OSI Systems, Inc. and Wells Fargo Bank, National Association, dated October 15, 2010.

99.1	Press Release dated October 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: October 19, 2010

	By:	/s/ Alan Edrick
Alan Edrick
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement between OSI Systems, Inc. and Wells Fargo Bank, National Association, dated October 15, 2010.

99.1	Press Release dated October 18, 2010.